PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED OCTOBER 25, 2019	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION STATEMENT NO. 333-231883

Bioceres Crop Solutions Corp.

119,443 Ordinary Shares Offered by Selling Shareholders

24,200,000 Ordinary Shares Offered by Holders of Warrants Assuming Exercise of Such Warrants

This Prospectus Supplement No. 1 supplements our Prospectus dated October 25, 2019 (the “Prospectus”) that forms a part of our Registration Statement on Form F-1 (Securities and Exchange Commission File No. 333-231883). This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 6-K for the quarterly period ended September 30, 2019, filed with the Securities and Exchange Commission on December 2, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

These securities involve a high degree of risk. You should carefully consider the risks identified under the caption “Risk Factors” beginning on Page 21 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of any of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 3, 2019.

INDEX TO FILINGS

Attachment

Current Report on Form 6-K for the quarterly period ended September 30, 2019	A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

Report of Foreign Private Issuer

Pursuant to Rules 13a-16 or 15d-16 under

the Securities Exchange Act of 1934

Dated December 2, 2019

Commission File Number: 001-38405

BIOCERES CROP SOLUTIONS CORP.

(Translation of registrant’s name into English)

Ocampo 210 bis, Predio CCT, Rosario

Province of Santa Fe, Argentina

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F  ☒                                                                  Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

EXPLANATORY NOTE

The following exhibit is filed as part of this Form 6-K:

Exhibit List

Exhibit No.	Description
99.1	Bioceres Crop Solutions Corp. consolidated financial statements as of September 30, 2019 and June 30, 2019, and for the three-month periods ended September 30, 2019 and 2018.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOCERES CROP SOLUTIONS CORP.
(Registrant)

Dated: December 2, 2019	By:	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer

3

Exhibit 99.1

BIOCERES CROP SOLUTIONS CORP.

Unaudited interim condensed consolidated financial
statements as of September 30, 2019, June 30, 2019
and for the three-month periods ended September 30,
2019 and 2018.

BIOCERES CROP SOLUTIONS CORP.

INDEX

Unaudited interim condensed consolidated financial statements as of September 30, 2019, June 30, 2019 and for the three-month periods ended September 30, 2019 and 2018.

Unaudited interim condensed consolidated statements of financial position as of September 30, 2019 and June 30, 2019	F-3

Unaudited interim condensed consolidated statements of comprehensive income for the three-month periods ended September 30, 2019 and 2018	F-5

Unaudited interim condensed consolidated statements of changes in equity for the three-month periods ended September 30, 2019 and 2018	F-6

Unaudited interim condensed consolidated statements of cash flows for the three-month periods ended September 30, 2019 and 2018	F-8

Notes to the unaudited interim condensed consolidated financial statements	F-10

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of September 30, 2019 and June 30, 2019

(Amounts in US Dollars)

	Notes	09/30/2019	06/30/2019
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5.1	5,496,780	3,450,873
Other financial assets	5.2	4,856,182	4,683,508
Trade receivables	5.3	57,647,983	59,236,377
Other receivables	5.4	3,375,944	1,981,829
Income and minimum presumed income taxes recoverable		1,328,722	1,263,795
Inventories	5.5	35,252,373	27,592,582
Total current assets		107,957,984	98,208,964

NON-CURRENT ASSETS
Other financial assets	5.2	311,734	376,413
Other receivables	5.4	1,347,627	1,560,310
Income and minimum presumed income taxes recoverable		5,246	1,184
Deferred tax assets		1,625,368	3,743,709
Investments in joint ventures and associates	10	21,881,857	25,321,028
Property, plant and equipment	5.6	40,833,366	43,834,548
Intangible assets	5.7	33,561,832	39,616,426
Goodwill	5.8	24,594,582	29,804,715
Right-of-use leased asset	5.9	951,342	—
Total non-current assets		125,112,954	144,258,333
Total assets		233,070,938	242,467,297

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of September 30, 2019 and June 30, 2019

(Amounts in US Dollars)

	Notes	09/30/2019	06/30/2019
LIABILITIES
CURRENT LIABILITIES
Trade and other payables	5.10	54,650,172	40,578,494
Borrowings	5.11	64,849,130	66,477,209
Employee benefits and social security	5.12	5,558,797	5,357,218
Deferred revenue and advances from customers	5.13	7,123,328	1,074,463
Income and minimum presumed income taxes payable		514,552	142,028
Government grants		777	2,110
Financed payment - Acquisition of business	5.14	2,925,593	2,826,611
Lease liability	5.15	729,356	—
Total current liabilities		136,351,705	116,458,133

NON-CURRENT LIABILITIES
Trade and other payables	5.10	452,654	452,654
Borrowings	5.11	32,552,464	37,079,521
Employee benefits and social security	5.12	133,561	—
Government grants		5,967	8,098
Due to joint ventures and associates	10	2,247,634	1,970,903
Deferred tax liabilities		14,376,494	21,101,871
Provisions	5.16	307,394	439,740
Private warrants	5.17	4,592,031	2,861,511
Lease liability	5.15	536,854	—
Total non-current liabilities		55,205,053	63,914,298
Total liabilities		191,556,758	180,372,431

EQUITY
Equity attributable to owners of the parent		29,386,177	47,301,863
Non-controlling interests		12,128,003	14,793,003
Total equity		41,514,180	62,094,866

Total equity and liabilities		233,070,938	242,467,297

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three-month periods ended September 30, 2019 and 2018

(Amounts in US Dollars)

	Notes	09/30/2019	09/30/2018
Revenues	6.1	36,229,820	29,605,745
Government grants		21,838	6,479
Total revenues		36,251,658	29,612,224

Cost of sales	6.2	(20,345,074)	(14,499,010)
Research and development expenses	6.3	(1,203,739)	(1,048,492)
Selling, general and administrative expenses	6.4	(8,684,911)	(6,080,485)
Share of profit or loss of joint ventures and associates	10	57,547	80,156
Other incomes or expenses, net		104,968	101,611
Operating profit		6,180,449	8,166,004

Finance results	6.5	(16,397,047)	(13,735,654)
Loss before income tax		(10,216,598)	(5,569,650)

Income tax benefit		2,238,853	1,970,393
Loss of the period		(7,977,745)	(3,599,257)

Other comprehensive loss		(13,400,646)	(16,395,253)
Items that may be subsequently reclassified to profit and loss		(17,706,445)	(19,211,348)
Exchange differences on translation of foreign operations from joint ventures		(4,335,170)	(5,734,527)
Exchange differences on translation of foreign operations		(13,371,275)	(13,476,821)
Items that will not be subsequently reclassified to loss and profit		4,305,799	2,816,095
Revaluation of property, plant and equipment, net of tax, of JV and associates (1)		561,721	562,268
Revaluation of property, plant and equipment, net of tax (2)		3,744,078	2,253,827
Total comprehensive loss		(21,378,391)	(19,994,510)

Loss for the period attributable to:
Equity holders of the parent		(7,050,377)	(2,618,445)
Non-controlling interests		(927,368)	(980,812)
		(7,977,745)	(3,599,257)
Total comprehensive loss attributable to:
Equity holders of the parent		(18,713,391)	(14,247,185)
Non-controlling interests		(2,665,000)	(5,747,325)
		(21,378,391)	(19,994,510)
Loss per share
Basic and diluted loss attributable to ordinary equity holders of the parent (3)	7	(0.20)	(0.07)
Weighted average number of shares
Basic (3)	7	36,120,517	36,120,517

(1) The tax effect of the revaluation of property, plant and equipment of JV and associates was $187,240 and $32,903 for the three-months periods ended September 30, 2019 and 2018, respectively.

(2) The tax effect of the revaluation of property, plant and equipment was $1,248,027 and $757,136 for the three-months periods ended September 30, 2019 and 2018, respectively.

(3) For the three-months periods ended September 30, 2019 and 2018, diluted EPS was the same as basic EPS as the effect of potential ordinary shares would be antidilutive.

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related party balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the three-month periods ended September 30, 2019 and 2018

(Amounts in US Dollars)

	Attributable to the equity holders of the parent
Description	Issued capital	Share premium	Share-based incentives	Retained deficit	Foreign currency translation reserve	Revaluation of PP&E and effect of tax rate change	Equity / (deficit) attributable to owners of the parent	Non- controlling Interests	Total equity
06/30/2019	3,613	96,486,865	—	(21,972,287)	(31,479,583)	4,263,255	47,301,863	14,793,003	62,094,866
Share-based incentives	—	—	797,705	—	—	—	797,705	—	797,705
Loss of the period	—	—	—	(7,050,377)	—	—	(7,050,377)	(927,368)	(7,977,745)
Other comprehensive income or loss					(15,107,653)	3,444,639	(11,663,014)	(1,737,632)	(13,400,646)
09/30/2019	3,613	96,486,865	797,705	(29,022,664)	(46,587,236)	7,707,894	29,386,177	12,128,003	41,514,180

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

For the three-month periods ended September 30, 2019 and 2018

(Amounts in US Dollars)

	Attributable to the equity holders of the parent
Description	Issued capital	Share premium	Stock options	Retained deficit	Foreign currency translation reserve	Revaluation of PP&E and effect of tax rate change	Equity / (deficit) attributable to owners of the parent	Non-controlling Interests	Total equity
06/30/2018	2,810	68,023,449	102,827	(26,149,583)	(36,612,070)	8,346,051	13,713,484	19,420,172	33,133,656
Adjustment of opening balance for the application of IAS 29	—	—	—	19,560,024	—	—	19,560,024	7,797,295	27,357,319
Parent company investment	—	(7,913,165)	—	—	—	—	(7,913,165)	—	(7,913,165)
Stock options	—	—	3,804	—	—	—	3,804	—	3,804
Loss for the period	—	—	—	(2,618,445)	—	—	(2,618,445)	(980,812)	(3,599,257)
Other comprehensive income	—	—	—	—	(15,571,273)	3,942,533	(11,628,740)	(4,766,513)	(16,395,253)
09/30/2018	2,810	60,110,284	106,631	(9,208,004)	(52,183,343)	12,288,584	11,116,962	21,470,142	32,587,104

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three-month periods ended September 30, 2019 and 2018

(Amounts in US Dollars)

	Notes	09/30/2019	09/30/2018
OPERATING ACTIVITIES
Loss of the period		(7,977,745)	(3,599,257)

Adjustments to reconcile loss to net cash flows
Income tax		(2,238,853)	(1,970,393)
Finance results		16,397,047	13,735,654
Depreciation of property, plant and equipment	5.6	520,406	404,284
Amortization of intangible assets	5.7	512,649	417,871
Depreciation of leased assets	16	123,066	—
Share-based incentive and stock options		797,705	3,804
Share of profit or loss of joint ventures and associates	10	(57,547)	(80,156)
Loss of control of subsidiaries		—	(10,591)
Provisions for contingencies		(4,568)	(5,047)
Allowance for impairment of trade debtors		247,027	(9,067)
Allowance for obsolescence		212,499	213,534
Gain or loss on sale of equipment and intangible assets		30,891	12,552

Working capital adjustments
Trade receivables		23,018,580	16,306,002
Other receivables		(494,361)	(528,283)
Income and minimum presumed income taxes		314,391	279,194
Inventories		(7,590,725)	(3,969,880)
Trade and other payables		(14,436,561)	(6,308,477)
Employee benefits and social security		347,127	(134,453)
Deferred revenue and advances from customers		6,265,212	2,428,747
Government grants		(3,464)	(16,099)
Interest collected		354,463	69,439
Inflation effects on working capital adjustments		(5,691,964)	(4,524,188)
Net cash flows generated by operating activities		10,645,275	12,715,190

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three-month periods ended September 30, 2019 and 2018

(Amounts in US Dollars)

	Notes	09/30/2019	09/30/2018
INVESTMENT ACTIVITIES
Proceeds from sale of property, plant and equipment		10,324	—
Investment in joint ventures and associates and associates	10	—	(116,230)
Purchase of property, plant and equipment	5.6	(619,678)	(114,063)
Capitalized development expenditures	5.7	(284,063)	(283,752)
Purchase of intangible assets	5.7	(14,247)	—
Net cash flows used in investing activities		(907,664)	(514,045)

FINANCING ACTIVITIES
Proceeds from borrowings		25,711,005	7,007,029
Repayment of borrowings and interest payments		(34,550,950)	(16,494,997)
Increase (decrease) in bank overdraft and other short-term borrowings		228,818	(1,535,992)
Other financial proceeds or payments, net		(156,859)	(918,167)
Net cash flows used in financing activities		(8,767,986)	(11,942,127)

Net increase in cash and cash equivalents		969,625	259,018

Inflation effects on cash and cash equivalents		(100,889)	(39,135)

Cash and cash equivalents as of beginning of the period	5.1	3,450,873	2,215,103
Effect of exchange rate changes on cash and equivalents		1,177,171	820,995
Cash and cash equivalents as of the end of the period	5.1	5,496,780	3,255,981

The accompanying Notes are an integral part of these unaudited interim condensed consolidated financial statements. Related parties’ balances and transactions are disclosed in Note 13.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

Index

1.	General information

2.	Accounting standards and basis of preparation

2.1.	Statement of compliance with IFRS as issued by IASB

2.2.	Authorization for the issue of the unaudited interim condensed consolidated financial Statements

2.3.	Basis of measurement

2.4.	Functional currency and presentation currency

2.5.	Changes in accounting policies

2.6.	Changes in accounting estimates and judgements

3.	New standards, amendments and interpretations issued by the IASB

4.	Seasonality

5.	Information about components of unaudited interim condensed consolidated statements of financial position

5.1.	Cash and cash equivalents

5.2.	Other financial assets

5.3.	Trade receivables

5.4.	Other receivables

5.5.	Inventories

5.6.	Property, plant and equipment

5.7.	Intangible assets

5.8.	Goodwill

5.9.	Right-of-use leased assets

5.10.	Trade and other payables

5.11.	Borrowings

5.12.	Employee benefits and social security

5.13.	Deferred revenue and advances from customers

5.14.	Financed payment - Acquisition of business

5.15.	Leased liabilities

5.16.	Provisions

5.17.	Private warrants

6.	Information about components of unaudited interim condensed consolidated statement of comprehensive income

6.1.	Revenues

6.2.	Cost of sales

6.3.	R&D classified by nature

6.4.	Expenses classified by nature and function

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

6.5.	Finance results

7.	Loss per share

8.	Information about unaudited interim condensed consolidated components of equity

8.1.	Parent company investment

8.2.	Share capital

8.3.	Shares summary

8.4.	Non-controlling interest

9.	Cash flow information

10.	Joint ventures and associates

11.	Segment information

12.	Financial instruments- risk management

13.	Shareholders and other related parties’ balances and transactions

14.	Key management personnel compensation

15.	Share-based payments

16.	Leases

17.	Contingencies, commitments and restrictions on the distribution of profits

18.	Events occurring after the reporting period

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

1.              GENERAL INFORMATION

Bioceres Crop Solutions Corp (“the Company”), together with its subsidiaries (“the Group”) is a fully integrated provider of crop productivity technologies designed to enable the transition of agriculture towards carbon neutrality. The Group has a unique biotech platform with high-impact, patented technologies for seeds and microbial agricultural inputs, as well as next generation crop nutrition and protection solutions.

The Group’s headquarters and primary operations are based in Argentina, which is its key end-market, but its footprint exceeds country edges, with agricultural inputs across more than 25 countries, including Argentina, Brazil, Paraguay, India, United States, Uruguay, Germany, South Africa among others.

Financial and economic situation

On October 15, 2019, the Company entered into a loan agreement with Arvesa Corp. and Bioceres LLC, its controlling shareholder, as lenders. The facility is for an amount of up to US$20 million, of which US$15 million has been drawdown as of the date of this report. Drawdown capital and capitalized interest are due after 24 months of the date of the loan agreement. Cash interest will be paid quarterly at a 15% rate. The portion of the loan funded by Arvesa is guaranteed by Bioceres S.A. and Bioceres LLC.

To meet short-term debts, the Group could, if necessary, issue new corporate bonds up to US$40 million. This program was already authorized by the regulatory authorities of Argentina and could be allocated to the Group’s needs. In addition, the Group has revolving credit facilities up to an amount of approx. $30 million with financial institutions that jointly with the generation of resources from the business operations, allows the Group to meet its current financial obligations.

2.              ACCOUNTING STANDARDS AND BASIS OF PREPARATION

2.1.    Statement of compliance with IFRS as issued by IASB

These unaudited interim condensed consolidated financial statements for the three-month period ended September 30, 2019 has been prepared in accordance with Accounting Standard IAS 34 Interim Financial Reporting.

These unaudited interim condensed consolidated financial statements do not include all the notes of the type normally included in an annual financial statement. Accordingly, these unaudited interim condensed consolidated financial statements are to be read in conjunction with the Consolidated financial statements as of June 30, 2019.

2.2.    Authorization for the issue of the unaudited interim condensed consolidated financial statements

These unaudited interim condensed consolidated financial statements of the Group as of September 30, 2019, June 30, 2019 and for the three-month period ended September 30, 2019 and 2018 have been authorized by the Board of Directors of Bioceres Crop Solution Corp on November 29, 2019.

2.3.    Basis of measurement

The unaudited interim condensed consolidated financial statements of the Group have been prepared using:

•                  Going Concern Basis of Accounting, considering the conclusion of the assessment made by the Group’s Management about the ability of the Group and its subsidiaries to continue as a going concern, in accordance with the requirements of paragraph 25 of IAS 1, “Presentation of Financial Statements”.

•                  Accrual Basis of Accounting (except for cash flows information). Under this basis of accounting, the effects of transactions and other events are recognized as they occur, even when there are no cash flows.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

2.4.    Functional currency and presentation currency

a)             Functional currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic market in which the entity operates (i.e., “the functional currency”).

IAS 29 “Financial reporting in hyperinflationary economies” requires that the financial statements of an entity whose functional currency is the currency of a hyperinflationary economy with high inflation, whether they are based on the historical cost method or the current cost method, be stated in terms of the measuring unit current at the closing date of the reporting period. For such purpose, the inflation produced from the acquisition date or the revaluation date, as applicable, must be computed in non-monetary items. The standard details a series of factors to be considered for concluding whether an economy is a hyperinflationary economy, including, but not limited to, a cumulative inflation rate over a three-year period that approaches or exceeds 100%. Inflation accumulated in three years, as of June 30, 2018, was over 100%. It was for this reason that, in accordance with IAS 29, the Argentine economy had to be considered as high inflation since July 1, 2018. Consequently, the Group has applied IAS 29 to these financial statements.

In an inflationary period, any entity that maintains an excess of monetary assets over monetary liabilities, will lose purchasing power, and any entity that maintains an excess of monetary liabilities on monetary assets, will gain purchasing power, provided that such items are not subject to an adjustment mechanism.

Briefly, the restatement mechanism of IAS 29 establishes that monetary assets and liabilities will not be restated because they are already expressed in a current unit of measurement at the end of the reporting period. Assets and liabilities subject to adjustments based on specific agreements, will be adjusted according to that agreements. Non-monetary items measured at their current values at the end of the reporting period, such as the net realizable value or others, do not need to be restated. The remaining non-monetary assets and liabilities will be restated for a general price index. The loss or gain for the net monetary position will be included in the net result of the reporting period, revealing this information in a separate line item.

The inflation adjustment on the initial balances was calculated by means of conversion factor derived from the Argentine price indexes published by the National Institute of Statistics.

The index as of September 30, and June 30, 2018 were 165.2383 and 144.8053, respectively.

The index as of September 30, and June 30, 2019 were 253.7102 and 225.5370, respectively.

The comparative figures in these unaudited interim condensed consolidated financial statements presented in a stable currency are not adjusted for subsequent changes in the price level or exchange rates.

b)             Presentation currency

The unaudited interim condensed consolidated financial statements of the Group are presented in US Dollars, which is the presentation currency.

c)              Foreign currency

Transactions entered into by Group entities in a currency other than their functional currency are recorded at the relevant exchange rates as of the date upon which such transactions occur. Foreign currency monetary assets and liabilities are translated at the prevailing exchanges rates as of the final day of each reporting period. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss, except for foreign currency borrowings qualifying as a hedge of a net investment in a foreign operation for which exchange differences are recognized in other comprehensive income and accumulated in the foreign exchange reserve along with the exchange differences arising on the retranslation of the foreign operation. Upon the disposal of a foreign operation, the cumulative exchange differences recognized in the foreign

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

exchange reserve relating to such operation up to the date of disposal are transferred to the consolidated statement of profit or loss and other comprehensive income as part of the profit or loss taking place upon such disposal.

2.5.    Changes in accounting policies

The accounting policies adopted in the preparation of this unaudited interim condensed consolidated financial statements are consistent with those adopted for the preparation of the Consolidated financial statements as of June 30, 2019.

2.6.    Changes in accounting estimates and judgments

• Fair value of Bioceres S.A. shares granted to Rizobacter’s management.

For equity-settled share-based payment transactions, the Group measures the goods or services received, and the corresponding increase in equity, directly, at their fair value unless it cannot be estimated reliably. If the Group cannot estimate reliably the fair value of the goods or services received, it measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted. See Note 15.

There were no other significant changes in accounting estimates and judgments with respect to the Consolidated financial statements as of June 30, 2019.

3.              NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS ISSUED BY THE IASB

The following new standards became applicable for the current reporting period and the Group had to change its accounting policies as a result of adopting the following standards:

IFRS 16 - Leases

IFRS 16 was issued in January 2016. It results in almost all leases being recognized on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The new standard is effective for financial years commencing on or after January 1, 2019. See Note 16.

IFRIC 23 - Uncertainty over income tax treatments

In October 2017, the IASB issued IFRC 23. When there is uncertainty about income tax treatments, this interpretation addresses: (i) whether uncertain tax treatments should be considered separately or not; (ii) the assumptions made about the analysis of tax treatments by the tax authorities (it should be considered whether the tax authority is likely to accept an uncertain tax treatment assuming that said tax authority will examine such uncertain tax treatment); (iii) how an entity determines fiscal gain (tax loss), tax bases, unused taxes, unused tax credits and tax rates (probability of occurrence analysis); and (iv) how changes in the relevant facts and circumstances are considered.

The new standard is effective for years beginning on January 1, 2019. This standard does not have a material impact in the Group.

Amendments to IFRS 9 - Pre-payment features with negative compensation

The narrow-scope amendments made to IFRS 9 Financial Instruments in October 2017 enable entities to measure certain pre-payable financial assets with negative compensation at amortized cost. These assets, which include some loan and debt securities, would otherwise have to be measured at fair value through profit or loss. To qualify for amortized cost measurement, the negative compensation must be “reasonable compensation for early termination of the contract” and the asset must be held within a “held to collect” business model.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. These amendments do not have a material impact in the Group.

Amendments to IAS 28 - Long-term interests in associates and joint ventures

The amendments clarify the accounting for long-term interests in an associate or joint venture, which in substance form a part of the net investment in the associate or joint venture, but to which equity accounting is not applied. Entities must account for such interests under IFRS 9 Financial Instruments before applying the loss allocation and impairment requirements in IAS 28 Investments in Associates and Joint Ventures.

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. These amendments do not have a material impact in the Group.

Annual improvements to IFRS standards 2015-2017 cycle

The following improvements were finalized in December 2017:

IFRS 3 Business Combinations clarified that obtaining control of a business that is a joint operation is a business combination achieved in stages. IFRS 11 Joint Arrangements clarified that the party obtaining joint control of a business that is a joint operation should not remeasure its previously held interest in the joint operation. IAS 12 Disclosure of Interests in Other Entities clarified that the income tax consequences of dividends on financial instruments classified as equity should be recognized according to where the past transactions or events that generated distributable profits were recognized. IAS 23 Borrowing Costs clarified that, if a specific borrowing remains outstanding after the related qualifying asset is ready for its intended use or sale, it becomes part of general borrowings.

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. This standard does not have material impact in the Group.

Amendments to IAS 19 - Plan amendment, curtailment or settlement

The amendments to IAS 19 Employee Benefits clarify the accounting for defined benefit plan amendments, curtailments and settlements. They confirm that entities must (i) calculate the current service cost and net interest for the remainder of the reporting period after a plan amendment, curtailment or settlement by using the updated assumptions from the date of the change; (ii) recognize any reduction in a surplus immediately in profit or loss, either as part of past service cost or as a gain or loss on settlement. In other words, a reduction in a surplus must be recognized in profit or loss even if that surplus was not previously recognized because of the impact of the asset ceiling; and (iii) separately recognize any changes in the asset ceiling through other comprehensive income.

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. These amendments do not have a material impact in the Group.

Amendments to IAS 1 and IAS 8 - Definition of material

The IASB has made amendments to IAS 1 Presentation of Financial Statements and IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors which use a consistent definition of materiality throughout International Financial Reporting Standards and the Conceptual Framework for Financial Reporting, clarify when information is material and incorporate some of the guidance in IAS 1 about immaterial information. In particular, the amendments clarify (i) that the reference to obscuring information addresses situations in which the effect is similar to omitting or misstating that information, and that an entity assesses materiality in the context of the financial statements as a whole, and (ii) the meaning of “primary users of general-purpose financial statements” to whom those financial statements are directed, by defining them as “existing and potential investors, lenders and other creditors” that must rely on general purpose financial statements for much of the financial information they need.

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. These amendments do not have a material impact in the Group.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

Amendments to IFRS 3 - Definition of business

The amended definition of a business requires an acquisition to include an input and a substantive process that together significantly contribute to the ability to create outputs. The definition of the term “outputs” is amended to focus on goods and services provided to customers, generating investment income and other income, and it excludes return in the form of lower costs and other economic benefits. The amendments will likely result in more acquisitions being accounted for as asset acquisitions.

The new standard is effective for years beginning on January 1, 2019 and early adoption was allowed. These amendments do not have a material impact in the Group.

Amendments to IFRS 10 and IAS 28 — Sale or contribution of assets between an investor and its associate or joint venture.

The IASB has made limited scope amendments to IFRS 10 Consolidated financial statements and IAS 28 Investments in associates and joint ventures. The amendments clarify the accounting treatment for sales or contribution of assets between an investor and its associates or joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a business (as defined in IFRS 3 Business Combinations).

Where the non-monetary assets constitute a business, the investor will recognize the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognized by the investor only to the extent of the other investor´s is interests in the associate or joint venture. The amendments apply prospectively.

4.              SEASONALITY

The Group revenues fluctuate depending on the timing of orders from our distributors and customers and on prevailing seed market prices, which influence the purchase decisions of growers, the end users of seed and integrated products, crop protection products and crop nutrition products. Given the cyclicality of crop planting and harvesting and South America’s planting and growing seasons, which vary from year to year, our business is highly seasonal. This results in substantial fluctuations in quarterly sales and profitability. Generally, the Group sales are concentrated in the third and fourth quarters of each calendar year, when demand for seed and integrated products, crop protection products and crop nutrition products increases as growers begin planting their fields. With seed and integrated products business, the Group contract with growers and seed suppliers based upon our anticipated market demand. Generally, in seed and integrated products business we stock the seed during the harvest season and ship from inventory throughout the year, with the objective of selling most of the inventory from the current year’s harvest before the next year’s, with crop protection and crop nutrition business following a similar cycle to the seed cycle. The impact of seasonality and the resulting fluctuations in quarterly results may be moderated as we achieve our international expansion plans for seed business in geographies with contrasting seasons and climates.

5.              INFORMATION ABOUT COMPONENTS OF UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

5.1.    Cash and cash equivalents

	09/30/2019	06/30/2019

Cash and banks	5,496,780	3,450,873
	5,496,780	3,450,873

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

5.2.    Other financial assets

	09/30/2019	06/30/2019
Current
Restricted short-term deposit	4,334,890	4,327,275
Other investments	515,017	347,718
Other marketable securities	6,275	8,515
	4,856,182	4,683,508

	09/30/2019	06/30/2019
Non-current
Shares of Bioceres S.A.	310,460	374,685
Other marketable securities	1,274	1,728
	311,734	376,413

5.3.    Trade receivables

	09/30/2019	06/30/2019

Trade debtors	50,170,441	48,910,484
Allowance for impairment of trade debtors	(3,127,333)	(3,360,224)
Shareholders and other related parties (Note 13)	497,062	467,743
Allowance for impairment of shareholders and other related parties (Note 13)	(31,036)	(75,596)
Allowance for return of goods	(591,155)	(800,606)
Trade debtors - Parent company (Note 13)	439,219	440,268
Trade debtors - Joint ventures and associates (Note 13)	685,579	2,369
Discounted and deferred checks	9,605,206	13,651,939
	57,647,983	59,236,377

5.4.    Other receivables

	09/30/2019	06/30/2019
Current
Taxes	2,033,618	584,641
Other receivables - Other related parties (Note 13)	2,617	10,971
Other receivables - Joint ventures and associates (Note 13)	251,061	250,783
Prepayments to suppliers	413,013	496,001
Reimbursements over exports	314,645	366,594
Prepaid expenses and other receivables	228,634	213,597
Miscellaneous	132,356	59,242
	3,375,944	1,981,829

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

	09/30/2019	06/30/2019
Non-current
Taxes	668,186	681,168
Reimbursements over exports	676,626	878,470
Miscellaneous	2,815	672
	1,347,627	1,560,310

5.5.    Inventories

	09/30/2019	06/30/2019

Agrochemicals	52,537	22,137
Seeds and grains	421,972	207,519
Microbiological resale products	18,908,110	13,894,018
Microbiological products produced	8,913,861	8,370,583
Goods in transit	1,708,517	751,737
Supplies	5,565,058	4,482,827
Allowance for obsolescence	(524,554)	(406,818)
Agricultural product	206,872	270,579
	35,252,373	27,592,582

5.6.    Property, plant and equipment

Property, plant and equipment as of September 30, 2019 and June 30, 2019 included the following:

	09/30/2019	06/30/2019

Gross carrying amount	51,672,596	57,059,972
Accumulated depreciation	(10,839,230)	(13,225,424)
Net carrying amount	40,833,366	43,834,548

1.              Net carrying amount for each class of assets is as follows:

Class	Net carrying amount 09/30/2019	Net carrying amount 06/30/2019
Office equipment	181,951	213,437
Vehicles	1,227,356	1,785,701
Equipment and computer software	39,829	123,472
Fixtures and fittings	3,670,131	4,737,396
Machinery and equipment	5,162,835	6,336,691
Land and buildings	29,751,445	29,969,237
Buildings in progress	799,819	668,614
Total	40,833,366	43,834,548

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

2.   Gross carrying amount as of September 30, 2019 is as follows:

	Gross carrying amount
Class	As of the beginning of year	Additions	Transfers	Disposals	Foreign currency translation	Revaluation	As of the end of period
Office equipment	629,119	10,609	—	—	(103,437)	—	536,291
Vehicles	3,604,537	—	(447,132)	(75,781)	(472,735)	—	2,608,889
Equipment and computer software	955,657	—	(363,173)	—	(164,232)	—	428,252
Fixtures and fittings	6,438,430	1,237	(384,766)	—	(1,099,340)	—	4,955,561
Machinery and equipment	10,233,501	355,096	—	—	(1,976,892)	—	8,611,705
Land and buildings	34,530,114	3,145	—	—	(5,782,697)	4,981,517	33,732,079
Buildings in progress	668,614	249,591	—	—	(118,386)	—	799,819
Total	57,059,972	619,678	(1,195,071)	(75,781)	(9,717,719)	4,981,517	51,672,596

3.   Accumulated depreciation as of September 30, 2019 is as follows:

	Depreciation
Class	Accumulated as of the beginning of year	Disposals/ Transfers	Of the period	Foreign currency translation	Revaluation	Accumulated as of the end of period
Office equipment	415,682	—	8,231	(69,573)	—	354,340
Vehicles	1,818,836	(238,516)	56,779	(255,566)	—	1,381,533
Equipment and computer software	832,185	(312,192)	4,835	(136,405)	—	388,423
Fixtures and fittings	1,701,034	(202,002)	73,338	(286,940)	—	1,285,430
Machinery and equipment	3,896,810	—	221,154	(669,094)	—	3,448,870
Land and buildings	4,560,877	—	156,069	(725,724)	(10,588)	3,980,634
Total	13,225,424	(752,710)	520,406	(2,143,302)	(10,588)	10,839,230

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

4.   Gross carrying amount as of September 30, 2018 is as follows:

	Gross carrying amount
Class	As of the beginning of period	Adjustments of opening net book amount for application of IAS 29	Additions	Disposals	Foreign currency translation	Revaluation	As of the end of period
Office equipment	243,948	194,944	11,713	(6,605)	(162,867)	—	281,133
Vehicles	1,660,294	623,032	20,893	—	(556,330)	—	1,747,889
Equipment and computer software	419,638	299,670	7,692	—	(238,075)	—	488,925
Fixtures and fittings	3,826,665	1,777,746	—	—	(1,513,426)	—	4,090,985
Machinery and equipment	5,404,029	3,303,509	33,146	(18,643)	(2,333,061)	—	6,388,980
Land and buildings	33,026,981	3,356,144	—	—	(10,199,207)	3,414,075	29,597,993
Buildings in progress	182,839	96,409	40,619	—	(81,663)	—	238,204
Total	44,764,394	9,651,454	114,063	(25,248)	(15,084,629)	3,414,075	42,834,109

5.   Accumulated depreciation as of September 30, 2018 is as follows:

	Depreciation
Class	Accumulated as of the beginning of period	Adjustments of opening net book amount for application of IAS 29	Disposals	Of the period	Foreign currency translation	Revaluation	Accumulated as of the end of period
Office equipment	49,129	155,774	(3,116)	6,630	(101,875)	—	106,542
Vehicles	560,691	293,553	—	83,682	(243,120)	—	694,806
Equipment and computer software	207,402	300,560	—	11,391	(175,064)	—	344,289
Fixtures and fittings	318,582	506,331	—	68,107	(275,299)	—	617,721
Machinery and equipment	937,736	1,178,567	(9,580)	125,981	(829,110)	—	1,403,594
Land and buildings	2,513,708	392,419	—	108,493	(1,192,222)	403,112	2,225,510
Total	4,587,248	2,827,204	(12,696)	404,284	(2,816,690)	403,112	5,392,462

The depreciation charge is included in Notes 6.3 and 6.4.

Revaluation of property, plant and equipment

At a minimum, the Group updates their assessment of the fair value of its land and buildings at the end of each reporting year (after the revaluation policy was adopted), considering the most recent independent valuations and market data. As of September 30, 2019, the Group reviewed the valuations in order to determine the variations between the fair values and their book value taking into consideration the valuations made in June 2019. Valuations used to determine FV are expressed in US dollars which is the currency mainly used for this matter. Accordingly, since Rizobacter’s functional currency is Argentine peso the Group accounted a revaluation increase in the three-month period ended September 30, 2019 that was compensated with foreign currency translation. Management determined the property, plant and equipment’s value within a range of reasonable fair value estimates.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

All resulting fair value estimates for land and buildings are classified as level 3 and are consistent with the methodology disclosed in the annual financial statements.

5.7.         Intangible assets

Intangible assets as of September 30, 2019 and June 30, 2019 included the following:

	09/30/2019	06/30/2019

Gross carrying amount	39,222,358	45,848,737
Accumulated amortization	(5,660,526)	(6,232,311)
Net carrying amount	33,561,832	39,616,426

1.                   Net carrying amount of each class of intangible assets is as follows:

Class	Net carrying amount 09/30/2019	Net carrying amount 06/30/2019
Seed and integrated products
Soybean HB4	6,367,616	6,120,336
Ecoseed integrated products	2,215,150	2,627,946
Crop nutrition
Microbiological products	1,607,433	2,208,117
Other intangible assets
Trademarks and patents	6,550,050	8,063,648
Software	747,645	994,723
Customer loyalty	16,073,938	19,601,656
Total	33,561,832	39,616,426

2.                   Gross carrying amount as of September 30, 2019 is as follows:

	Gross carrying amount
Class	As of the beginning of year	Additions	Foreign currency translation	As of the end of period
Seed and integrated products
Soybean HB4	6,120,336	247,280	—	6,367,616
Ecoseed integrated products	2,627,946	36,783	(449,579)	2,215,150
Crop nutrition
Microbiological products	3,267,200	—	(690,248)	2,576,952
Other intangible assets
Trademarks and patents	9,810,822	—	(1,678,399)	8,132,423
Software	2,149,340	14,247	(364,494)	1,799,093
Customer loyalty	21,873,093	—	(3,741,969)	18,131,124
Total	45,848,737	298,310	(6,924,689)	39,222,358

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

3.                   Accumulated amortization as of September 30, 2019 is as follows:

	Amortization
Class	Accumulated as of beginning of year	Of the period	Foreign currency translation	Accumulated as of the end of period
Crop nutrition
Microbiological products	1,059,083	110,246	(199,810)	969,519
Other intangible assets
Trademarks and patents	1,747,174	134,099	(298,900)	1,582,373
Software	1,154,617	93,966	(197,135)	1,051,448
Customer loyalty	2,271,437	174,338	(388,589)	2,057,186
Total	6,232,311	512,649	(1,084,434)	5,660,526

4.                   Gross carrying amount as of September 30, 2018 is as follows:

	Gross carrying amount
Class	As of the beginning of period	Adjustments of opening net book amount for application of IAS 29	Additions	Foreign currency translation	As of the end of period
Seed and integrated products
Soybean HB4	4,927,853	—	230,852	—	5,158,705
Crop nutrition
Microbiological products	2,505,864	192,658	52,900	(668,350)	2,083,072
Other intangible assets
Trademarks and patents	6,278,706	3,005,387	—	(1,884,375)	7,399,718
Software	1,444,603	1,484,407	—	(832,444)	2,096,566
Customer loyalty	13,998,289	6,700,470	—	(4,201,187)	16,497,572
Total	29,155,315	11,382,922	283,752	(7,586,356)	33,235,633

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

5.                   Accumulated amortization as of September 30, 2018 is as follows:

	Amortization
Class	Accumulated as of beginning of period	Adjustments of opening net book amount for application of IAS 29	Of the period	Foreign currency translation	Accumulated as of the end of period
Crop nutrition
Microbiological products	383,380	245,725	64,518	(160,958)	532,665
Other intangible assets
Trademarks and patents	704,024	336,989	122,018	(211,292)	951,739
Software	495,293	278,679	72,705	(206,370)	640,307
Customer loyalty	915,273	438,107	158,630	(274,691)	1,237,319
Total	2,497,970	1,299,500	417,871	(853,311)	3,362,030

The amortization charge is included in Notes 6.3 and 6.4.

5.8.         Goodwill

The variations in goodwill occurred during the period corresponds to the result of inflation adjustment and conversion to presentation currency. There have not been goodwill impairment indicators.

Carrying amount of goodwill as of September 30, 2019 and June 30, 2019 is as follows:

	09/30/2019	06/30/2019

Rizobacter	19,355,824	23,484,761
Semya	5,238,758	6,319,954
	24,594,582	29,804,715

5.9.         Right-of-use leased assets

	09/30/2019	06/30/2019

Right-of-use leased asset	951,342	—
	951,342	—

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

5.10.  Trade and other payables

	09/30/2019	06/30/2019
Current
Trade creditors	40,107,786	30,489,072
Shareholders and other related parties (Note 13)	2,259,471	1,796,932
Trade creditors - Parent company (Note 13)	57,427	1,568,036
Trade creditors - Joint ventures and associates (Note 13)	10,297,315	4,805,149
Taxes	1,267,554	1,475,410
Consideration payment Semya acquisition (Note 13)	122,950	122,950
Miscellaneous	537,669	320,945
	54,650,172	40,578,494

	09/30/2019	06/30/2019
Non-current
Consideration payment Semya acquisition (Note 13)	452,654	452,654
	452,654	452,654

5.11.  Borrowings

	09/30/2019	06/30/2019
Current
Bank overdrafts	2,334,394	—
Bank borrowings	43,760,825	46,467,308
Corporate bonds	8,851,185	8,416,768
Discount checks	3,701,727	5,807,303
Net loans payables-Parents companies and related parties to Parents (Note 13)	6,200,999	5,399,883
Finance lease	—	385,947
	64,849,130	66,477,209
Non-current
Bank borrowings	12,538,549	16,239,743
Corporate bonds	8,013,915	8,018,884
Net loans payables-Parents companies and related parties to Parents (Note 13)	12,000,000	12,358,024
Finance lease	—	462,870
	32,552,464	37,079,521

The carrying value of some borrowings as of September 30, 2019 measured at amortized cost differ from their fair value. The following fair values measured are based on discounted cash flows (Level 3) due to the use of unobservable inputs, including own credit risk.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

	09/30/2019
	Amortized cost	Fair value
Current
Bank borrowings	43,760,825	43,598,534
Discount checks	3,701,727	3,117,415
Corporate Bonds	8,851,185	7,831,149

Non-current
Bank borrowings	12,538,549	11,316,051
Corporate Bonds	8,013,915	7,229,229

The Group has met the capital and interest installments whose maturity was effective in the three-month period ended September 30, 2019. Covenant compliance is required to be measured annually.

On October 7, 2019, the Group made the payment of the first installment of the corporate bonds.

On October 15, 2019, the Company entered into a loan agreement with Arvesa Corp. and Bioceres LLC, its controlling shareholder, as lenders. The facility is for an amount of up to US$20 million, of which US$15 million has been drawdown as of the date of this report. Drawdown capital and capitalized interest are due after 24 months of the date of the loan agreement. Cash interest will be paid quarterly at a 15% rate. The portion of the loan funded by Arvesa is guaranteed by Bioceres S.A. and Bioceres LLC.

Net loans payables-Parents companies and related parties to Parents

Financial assets (other receivables from the controlling entities (“Parents”) and related parties to Parents) and liabilities (loans payable to Parents companies) are offset and the net amount is reported in the Statement of Financial Position where the Company currently has a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

The following table presents the recognized financial instruments that are offset:

Parents companies and related parties to Parents	Gross amounts	Gross amounts set off in the Statement of Financial Position	Net amounts presented in the Statement of Financial Position
Current other receivables	16,456,681	(16,456,681)	—
Total current assets	16,456,681	(16,456,681)	—
Current borrowings	(22,657,680)	16,456,681	(6,200,999)
Total current liabilities	(22,657,680)	16,456,681	(6,200,999)
Non-current borrowings	(12,000,000)	—	(12,000,000)
Total non-current liabilities	(12,000,000)	—	(12,000,000)

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

5.12.  Employee benefits and social security

	09/30/2019	06/30/2019
Current
Salaries and social security	983,163	1,563,581
Staff incentives and vacations	2,373,080	1,481,384
Key management personnel (Note 13)	2,202,554	2,312,253
	5,558,797	5,357,218

Non-current
Key management personnel (Note 13)	133,561	—
	133,561	—

5.13.  Deferred revenue and advances from customers

	09/30/2019	06/30/2019

Advances from customers	7,123,328	1,074,463
	7,123,328	1,074,463

5.14.  Financed payment- Acquisition of business

	09/30/2019	06/30/2019

Financed payment to sellers	2,925,593	2,826,611
	2,925,593	2,826,611

In October 2019, the remaining installment was paid, thus there is not outstanding debt from financed payment to sellers of Rizobacter.

5.15.  Lease liabilities

	09/30/2019	06/30/2019
Current
Lease liability	729,356	—
	729,356	—
Non-current
Lease liability	536,854	—
	536,854	—

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

5.16.  Provisions

	09/30/2019	06/30/2019

Provisions for contingencies	307,394	439,740
	307,394	439,740

There are not expected reimbursements related to the provisions.

5.17.  Private warrants

	09/30/2019	06/30/2019

Private warrants	4,592,031	2,861,511
	4,592,031	2,861,511

As of June 30, 2019, the fair value of the private warrants using a share price of $5.30 and risk-free rate of 1.7631%, decreased to $2.8 million and the Group recognized a finance gain of $0.6 million.

As of September 30, 2019, the fair value of the private warrants using a share price of $6.45 and risk-free rate of 1.55%, increased to $4.6 million and the Group recognized a finance loss of $1.7 million.

6.                   INFORMATION ABOUT COMPONENTS OF UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

6.1.         Revenues

	09/30/2019	09/30/2018

Sale of goods and services	35,315,885	29,280,109
Royalties	913,935	325,636
	36,229,820	29,605,745

Transactions of sales of goods and services with joint ventures, shareholders and other related parties are reported in Note 13.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

6.2.         Cost of sales

Item	09/30/2019	09/30/2018
Inventories as of the beginning of the period	27,592,582	19,366,001
Adjustment of opening net book amount for the application of IAS 29	—	4,273,416
Purchases of the period	29,556,840	20,950,020
Production costs	3,205,416	2,094,206
Foreign currency translation	(4,757,391)	(7,094,698)
Subtotal	55,597,447	39,588,945
Inventories as of the end of the period	(35,252,373)	(25,089,935)
Cost of sales	20,345,074	14,499,010

6.3.         R&D classified by nature

Item	Research and development expenses 09/30/2019	Research and development expenses 09/30/2018
Amortization intangible assets	244,345	212,895
Import and export expenses	2,028	2,230
Depreciation property, plant and equipment	41,396	40,326
Employee benefits and social securities	320,419	387,965
Taxes	200	1,139
Maintenance	6,337	6,076
Energy and fuel	19,260	15,375
Supplies and materials	154,792	341,186
Mobility and travel	18,112	9,806
Stock options-based incentive	—	3,804
Professional fees and outsourced services	5,595	16,456
Professional fees related parties	381,453	—
Office supplies	3,451	7,163
Insurance	883	1,583
Depreciation of leased assets	2,909	—
Miscellaneous	2,559	2,488
Total	1,203,739	1,048,492

	09/30/2019	09/30/2018

R&D Capitalized (Note 5.7)	284,063	283,752
R&D profit and loss	1,203,739	1,048,492
Total	1,487,802	1,332,244
% of total revenue	1.84%	4.50%

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

6.4.         Expenses classified by nature and function

Item	Production costs	Selling, general and administrative expenses	Total 09/30/2019
Amortization intangible assets	—	268,304	268,304
Analysis and storage	4,998	404	5,402
Commissions and royalties	484,687	141,735	626,422
Bank expenses and commissions	—	4,623	4,623
Import and export expenses	47,235	290,014	337,249
Depreciation property, plant and equipment	296,024	182,986	479,010
Depreciation of leased assets	82,425	37,732	120,157
Impairment of receivables	—	247,027	247,027
Freight and haulage	160,505	713,048	873,553
Employee benefits and social securities	1,267,948	3,128,384	4,396,332
Maintenance	83,000	139,664	222,664
Energy and fuel	113,685	20,397	134,082
Supplies and materials	90,416	79,230	169,646
Mobility and travel	8,652	433,134	441,786
Publicity and advertising	—	336,481	336,481
Share-based incentives	66,475	731,230	797,705
Professional fees and outsourced services	229,187	490,761	719,948
Professional fees related parties	—	22,022	22,022
Office supplies	16,255	83,599	99,854
Insurance	24,027	177,877	201,904
Information Technology expense	—	188,496	188,496
Obsolescence	212,499	—	212,499
Taxes	11,570	914,381	925,951
Miscellaneous	5,828	53,382	59,210
Total	3,205,416	8,684,911	11,890,327

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

Item	Production costs	Selling, general and administrative expenses	Total 09/30/2018
Amortization intangible assets	—	204,976	204,976
Analysis and storage	125,659	40,439	166,098
Commissions and royalties	298,478	50,462	348,940
Bank expenses and commissions	—	6,444	6,444
Import and export expenses	9,566	245,859	255,425
Depreciation property, plant and equipment	245,762	118,196	363,958
Impairment of receivables	—	(9,067)	(9,067)
Freight and haulage	25,448	334,319	359,767
Employee benefits and social securities	890,475	2,741,959	3,632,434
Maintenance	78,896	60,533	139,429
Energy and fuel	74,815	117,615	192,430
Supplies and materials	56,927	49,352	106,279
Mobility and travel	7,570	281,930	289,500
Publicity and advertising	—	296,226	296,226
Contingencies	—	(5,047)	(5,047)
Professional fees and outsourced services	—	333,472	333,472
Professional fees related parties	—	122,764	122,764
Office supplies	1,672	62,023	63,695
Insurance	14,571	95,953	110,524
Information Technology expense	—	108,476	108,476
Obsolescence	213,534	—	213,534
Taxes	4,595	732,009	736,604
Miscellaneous	46,238	91,592	137,830
Total	2,094,206	6,080,485	8,174,691

6.5.   Finance results

	09/30/2019	09/30/2018
Finance income
Interest generated by assets	611,709	69,439
	611,709	69,439

Finance costs
Interest generated by liabilities with the parent	(775,360)	(7,054)
Interest generated by liabilities	(4,906,728)	(4,105,171)
Financial commissions	(251,071)	(296,405)
Other financial loss	(5,584)	(693,038)
	(5,938,743)	(5,101,668)
Other finance results
Exchange differences generated by assets	22,298,100	17,006,391
Exchange differences generated by liabilities	(33,810,938)	(30,067,855)
Changes in fair value of financial assets or liabilities and other financial results	(1,690,845)	71,276
Net gain of inflation effect on monetary items	2,133,670	4,286,763
	(11,070,013)	(8,703,425)

Total net finance results	(16,397,047)	(13,735,654)

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

7.                   LOSS PER SHARE

The numerators and denominators used in the calculation of basic EPS and diluted EPS are presented below:

	09/30/2019	09/30/2018
Numerator
Loss for the period (basic EPS)	(7,050,377)	(2,618,445)
Loss for the period (diluted EPS)	(7,050,377)	(2,618,445)
Denominator
Weighted average number of shares (basic EPS)	36,120,517	36,120,517
Weighted average number of shares (diluted EPS)	36,120,517	36,120,517

Basic and diluted loss attributable to ordinary equity holders of the parent	(0.20)	(0.07)

The 27,116,174 shares issued to Bioceres LLC in exchange of its Bioceres Inc Crop Business and its equity interest in Bioceres Semillas, together with the 119,443 shared issued to exercise the Bioceres Semillas’ tag along and the 862,500 shares received by Bioceres LLC from the original founders of Union, were considered retrospectively in the EPS calculations. The denominators used in the EPS calculation assume those events have occurred at the beginning of the earliest period presented.

Warrants outstanding were not included in the EPS calculations for the three-month period ended September 30, 2019 and 2018 because they were anti-dilutive securities in those periods.

There are neither ordinary shares transactions nor potential ordinary shares transactions that have occurred after September 30, 2019 that would have changed significantly the number of ordinary shares or potential ordinary shares outstanding at the end of the reporting period.

8.                   INFORMATION ABOUT UNAUDITED INTERIM CONDENSED CONSOLIDATED COMPONENTS OF EQUITY

8.1.         Parent company investment

The Group has recognized the contribution of assets and (liabilities) made by the shareholders into the Company, until the merger was consummated, as share premium decrease as follows:

	09/30/2019	09/30/2018

Intangible contributed	—	230,853
Incorporation of financial debt(*)	—	(8,144,018)
	—	(7,913,165)

(*) Financial debt taken by the Group in connect with Rizobacter acquisition

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

8.2.   Share capital

The 27,116,174 shares issued to Bioceres LLC in exchange of its Bioceres Inc Crop Business and its equity interest in Bioceres Semillas, together with the 119,443 shares issued to exercise the Bioceres Semillas’ tag-along and the 862,500 shares received by Bioceres LLC from the original founders of Union, were considered retrospectively in issued capital based on the assumption of those events have occurred at the beginning of the earliest period presented.

8.3.         Shares summary

As of the date of this financial statement, we had (i) 100,000,000 ordinary shares ($0.0001 par value) authorized, (ii) 36,120,517 ordinary shares issued and outstanding, (iii) 1,000,000 preference shares ($0.0001 par value) authorized, (iv) no preference shares issued and outstanding, (v) 12,700,000 private placement warrants outstanding (5,200,000 of which were issued in connection with Union’s IPO and 7,500,000 of which were issued in connection with the merger) classified as liability (Note 5.17) and (vi) 11,500,000 public warrants outstanding. Public warrants were classified as equity and its consideration was included in the “Share Premium” column.

Holders of the ordinary shares are entitled to one vote for each ordinary share.

8.4.         Non-controlling interests

There were no dividends paid to non-controlling interest in the period ended September 30, 2019 and 2018.

9.                   CASH FLOW INFORMATION

Significant non-cash transactions related to investment and financing activities are as follows:

	09/30/2019	09/30/2018
Investment activities
Investment in kind in other related parties (Note 13)	280,742	—
Right-of-use leased asset	175,563	—
Non-monetary contributions in joint ventures (Note 10)	—	122,160
	456,305	122,160

	09/30/2019	09/30/2018
Financing activities
Parent company investment	—	(7,913,165)
	—	(7,913,165)

10.            JOINT VENTURES AND ASSOCIATES

	09/30/2019	06/30/2019
Liabilities
Trigall Genetics S.A.	2,247,634	1,970,903
	2,247,634	1,970,903

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

	09/30/2019	06/30/2019
Assets
Synertech Industrias S.A.	21,853,532	25,297,376
Indrasa Biotecnología S.A.	28,325	23,652
	21,881,857	25,321,028

Changes in joint ventures and associates’ investments:

	09/30/2019	09/30/2018

As of the beginning of the period	23,350,125	17,059,757
Adjustment of opening net book amount for the application of IAS 29	—	8,206,634
Monetary contributions	—	116,230
Non-monetary contributions	—	122,160
Loss of control of Indrasa Biotecnología S.A.	—	10,591
Revaluation of property, plant and equipment	561,721	562,268
Foreign currency translation	(4,335,170)	(5,734,527)
Share of profit or loss	57,547	80,156
As of the end of the period	19,634,223	20,423,269

Share of profit or loss of joint ventures and associates:

	09/30/2019	09/30/2018

Trigall Genetics S.A.	(276,731)	(74,079)
Semya S.A.	—	(27,083)
Synertech Industrias S.A.	325,509	174,251
Indrasa Biotecnología S.A.	8,769	7,067
	57,547	80,156

11.            SEGMENT INFORMATION

The following tables present information with respect to the Group´s reporting segments:

Period ended September 30, 2019	Seed and integrated products	Crop protection	Crop nutrition	Consolidated

Revenues
Sale of goods and services	4,593,675	17,953,168	12,769,042	35,315,885
Royalties	913,935	—	—	913,935
Others
Government grants	21,838	—	—	21,838
Total revenues	5,529,448	17,953,168	12,769,042	36,251,658

Cost of sales	(2,624,920)	(10,205,476)	(7,514,678)	(20,345,074)
Gross margin per segment	2,904,528	7,747,692	5,254,364	15,906,584
%	53%	43%	41%	44%

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

Period ended September 30, 2018	Seed and integrated products	Crop protection	Crop nutrition	Combined

Revenues
Sale of goods and services	6,205,533	14,673,792	8,400,784	29,280,109
Royalties	325,636			325,636
Others
Government grants	6,479			6,479
Total revenues	6,537,648	14,673,792	8,400,784	29,612,224

Cost of sales	(2,190,036)	(7,349,496)	(4,959,478)	(14,499,010)
Gross margin per segment	4,347,612	7,324,296	3,441,306	15,113,214
%	67%	50%	41%	51%

12.            FINANCIAL INSTRUMENTS — RISK MANAGEMENT

The following tables show additional information required under IFRS 7 on the financial assets and liabilities recorded as of September 30, 2019 and June 30, 2019.

	Amortized cost		Mandatorily measured at fair value through profit or loss
Financial asset	09/30/2019	06/30/2019	09/30/2019	06/30/2019
Cash and cash equivalents	5,496,780	3,450,873	—	—
Other financial assets	4,646,624	4,703,688	521,292	356,233
Trade receivables	57,647,983	59,236,377	—	—
Other receivables(*)	1,380,120	1,566,732	—	—
Total	69,171,507	68,957,670	521,292	356,233

(*) Advances expenses and tax balances are not included.

	Amortized cost		Mandatorily measured at fair value through profit or loss
Financial liability	09/30/2019	06/30/2019	09/30/2019	06/30/2019
Trade Payables and other payables	55,102,826	41,031,148	—	—
Borrowings	97,401,594	103,556,730	—	—
Employee benefits and social security	5,692,358	5,357,218	—	—
Financed payment - Acquisition of business	2,925,593	2,826,611	—	—
Warrants	—	—	4,592,031	2,861,511
Total	161,122,371	152,771,707	4,592,031	2,861,511

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

Financial instruments measured at fair value

Measurement at fair value at 09/30/2019	Level 1	Level 2	Level 3

Financial assets at fair value
Other financial assets	521,292	—	—

Financial liabilities valued at fair value
Private warrants	—	—	4,592,031

Measurement at fair value at 06/30/2019	Level 1	Level 2	Level 3

Financial assets at fair value
Other financial assets	356,233	—	—

Financial liabilities valued at fair value
Private warrants	—	—	2,861,511

Estimation of fair value

The fair value of marketable securities is calculated using the market approach using quoted prices in active markets for identical assets. The quoted marked price used for financial assets held by the Group is the current bid price. These instruments are included in level 1.

The Group’s financial liabilities, which were not traded in an active market were determined using valuation techniques that maximize the use of available market information, and thus rely as little as possible on specific estimates of the entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instruments are included in level 2.

If one or more of the significant inputs is not based on observable market data, the instruments are included in level 3.

The model and inputs used to value the Private warrants at its fair value is mentioned in Note 5.17. The sensitivity analysis was based on a 5% change in the volatility of instrument. These change in isolation would have increased / decreased the amount of the financial liability by $2.6 million and $0.9 million if the volatility was 37% or 27%, respectively.

The Group’s policy is to recognize transfers between different categories of the fair value hierarchy at the time they occur or when there are changes in the circumstances that cause the transfer.

There were no transfers between levels of the fair value hierarchy. There were no changes in economic or business circumstances affecting fair value.

Financial instruments not measured at fair value

The financial instruments not measured at fair value include cash and cash equivalents, trade accounts receivable, other accounts receivable, certain other financial assets, trade payables and other payables, borrowings, employee benefits and social security and financed payments.

The carrying value of financial instruments not measured at fair value does not differ significantly from their fair value, except for borrowings (Note 5.11).

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

13.            SHAREHOLDERS AND OTHER RELATED PARTIES BALANCES AND TRANSACTIONS

During the period ended September 30, 2019 and 2018 the transactions between the Group and related parties, and the related balances owed by and to them, are as follows:

		Amount of the transactions of the period ended
Party	Transaction type	09/30/2019	09/30/2018
Joint ventures and associates	Sales and services	1,756,979	33,304
Joint ventures and associates	Purchases of goods and services	(6,153,969)	(4,075,892)
Joint ventures and associates	Equity contributions	—	238,390
Joint ventures and associates	Net loans granted / (cancelled)	95,882	—
Key management personnel	Salaries, social security benefits and other benefits	(1,270,043)	(595,921)
Key management personnel	Interest gain	11,084	—
Shareholders and other related parties	Sales of goods and services	144,210	166,551
Shareholders and other related parties	Purchases of goods and services	(153,693)	(172,285)
Shareholders and other related parties	In-kind contributions	280,742	—
Parent company	Interest gain/(lost)	316,928	(7,054)
Parent company	Purchases of goods and services	(88)	(22,140)
Total		(4,971,968)	(4,435,047)

		Amounts receivable from related parties
Party	Transaction type	09/30/2019	06/30/2019
Parent company	Trade debtors	439,219	440,268
Shareholders and other related parties	Trade receivables	497,062	467,743
Shareholders and other related parties	Allowance for impairment	(31,036)	(75,596)
Other receivables - Other related parties	Other receivables	2,617	10,971
Joint ventures and associates	Trade debtors	685,579	2,369
Joint ventures and associates	Other receivables	251,061	250,783
Total		1,844,502	1,096,538

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

		Amounts payable to related parties
Party	Transaction type	09/30/2019	06/30/2019
Parent company	Trade creditors	(57,427)	(1,568,036)
Parents companies and related parties to Parents	Net loans payables	(18,200,999)	(17,757,907)
Parent company	Consideration payment Semya acquisition	(575,604)	(575,604)
Key management personnel	Salaries, social security benefits and other benefits	(1,147,121)	(2,312,253)
Shareholders and other related parties	Trade and other payables	(2,259,471)	(1,796,932)
Joint ventures and associates	Trade and other payables	(10,297,315)	(4,805,149)
Total		(32,537,937)	(28,815,881)

14.            KEY MANAGEMENT PERSONNEL COMPENSATION

The compensation of directors and other members of key management personnel, including social contributions and other benefits, was as follows for the period ended September 30, 2019 and 2018.

	09/30/2019	09/30/2018

Salaries, social security and other benefits	1,270,043	595,921
Total	1,270,043	595,921

15.            SHARE-BASED PAYMENTS

On August 7, 2019, pursuant to the listing of Bioceres Crop Solutions Corp. on the NYSE American, the Board of Directors of Bioceres S.A., approved the cancellation of the stock grant incentive plan of Bioceres S.A. for Rizobacter Senior Management. At the same date, the Board of Directors of Bioceres S.A. approved the issuance of 36,000 ordinary shares to each of the members of the Rizobacter Senior Management team. An expense was recorded for the fair value of shares received.

The shares issued by Bioceres S.A. were valued at measurement date at $5.53 per share as described in Note 2.6.

16.            LEASES

As mentioned in Note 3, the Group began applying IFRS 16 and recognized the cumulative initial effect as an adjustment to the opening equity at the date of initial application. The comparative information was not restated.

The Group recognized a right-of-use asset and a lease liability.

The right-of-use asset was initially measured at the amount of the lease liability plus initial direct costs incurred adjusted from pre-payments made related to the lease. The right-of-use asset was measured at cost less accumulated depreciation and accumulated impairment

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

The lease liability was initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease if that can be readily determined. If that rate could not be readily determined, the Group use its incremental borrowing rate. The lease liability is subsequently remeasured to reflect changes. This remeasurements are treated as adjustments to the right-of-use asset.

In applying IFRS 16 for the first time, the Group has used the following practical expedients permitted by the standard: (i) the use of a single discount rate to a portfolio of leases with reasonably similar characteristics, (ii) reliance on previous assessments on whether leases are onerous, (iii) the accounting for operating leases with a remaining lease term of less than 12 months as at 1 July 2019 as short-term leases, (iv) the exclusion of initial direct costs for the measurement of the right-of-use asset at the date of initial application, and (v) the use of hindsight in determining the lease term where the contract contains options to extend or terminate the lease.

The information about the right of use and liabilities related with lease assets, are as follows:

Right-of-use leased asset	09/30/2019
Cost
Book value at the beginning of the period	—
Additions for initial application of IFRS 16	1,767,149
Book value at the end of the period	1,767,149

Depreciation
Accumulated depreciation at the beginning of the period	692,741
Depreciation of the period	123,066
Accumulated depreciation at the end of the period	815,807
Total	951,342

Lease liability	09/30/2019
Book value at the beginning of the period	—
Additions for initial application of IFRS 16	1,767,149
Interest expenses, exchange differences and inflation effects	(377,446)
Payments of the period	(123,493)
Total	1,266,210

Lease Liabilities	09/30/2019
Non-current	536,854
Current	729,356
Total	1,266,210

17.            CONTINGENCIES, COMMITMENTS AND RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

In order to guarantee the obligations assumed on the Syndicated loan (incorporated in Bank borrowings in Note 5.11), Rizobacter signed and granted a pledge of a fixed term certificate constituted on September 11, 2017, and extended on September 9, 2019 for $4.3 million disclosed as “Restricted short-term deposit” in “Other financials assets” (Note 5.2).

As of September 30, 2019, Rizobacter had $2.7 million of debt secured by checks from customers.

BIOCERES CROP SOLUTIONS CORP.

NOTES TO THE UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in US Dollars, except otherwise indicated)

There were no other significant changes to the contingencies, commitments and restrictions on the distribution of profits from the disclosed made in the Consolidated financial statement as of June 30, 2019.

18.            EVENTS OCCURRING AFTER THE REPORTING PERIOD

Subsequent to September 30, 2019, there have been no other situations or circumstances that may require significant adjustments or further disclosure in these Unaudited interim condensed consolidated financial statements that were not mentioned above.